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                       [Rothgerber Johnson & Lyons LLP Letterhead]



                                     EXHIBIT 23.1



                                  September 29, 1998


                               CONSENT OF LEGAL COUNSEL


Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, New Jersey  08822


Dear Sirs:

     We consent to the use in the Form S-3 Registration Statement of Prestige Financial Corp. (the "Corporation"), to be filed on or about September 29, 1998, relating to the registration of shares under the Corporation's Dividend Reinvestment and Common Stock Purchase Plan of our name and the statement with respect to our firm under the heading of "Legal Opinions" in the Registration Statement.

                                       Sincerely yours,

                                       ROTHGERBER JOHNSON & LYONS LLP

                                       /s/ Rothgerber Johnson & Lyons LLP